RUBBER TECHNOLOGY INTERNATIONAL, INC.
                      -------------------------------------
                            3185 E. Washington Blvd.
                              Los Angeles, CA 90023
                               Tel:  323-268-6842
                               Fax:  323-268-7328

This Agreement is made as of this 1st day of January 2001 by and between Rubber Technology International, Inc., ("the Company") and Bryan J. Egan, ("the Consultant) located at 1861 Rosemere Court Las Vegas, Nevada 89117.

WHEREAS, the Company is engaged in the business of recycling tires and the mining of aggregate material,

WHEREAS, the Consultant provides management and business strategies and consulting services,

WHEREAS, the Company wishes to retain the services of the Consultant for the following:

1. Contacted and in the process of obtaining resumes and credentials on approximately 15 individuals that have experience in operating and managing sand/gravel pits.

2. Conducted meetings with 5 major concrete suppliers and approximately 20 local construction companies that purchase sand in the development of work performed. In the process of discovering the following:

o     What  types  of  sand  they  are  using.
o     How  much  sand  is  used  on  a  monthly,  quarterly  and  yearly  basis.
o     Where  they  currently  obtain  their  sand.
o     How  much  they  are  currently  paying  for  the different kinds of sand.
o     How  much  they  are  currently  paying  for  transporting  the  sand.
o If they would be interested in dealing with a local vendor that can provide several different types of sand at a competitive price. And if so would they be willing to sign a monthly, quarterly or yearly volume contract.

3.     Tire  recycling  business  development
-     Locations  for  tire  shredding.
-     Permits  and  other  state  and  local  government  requirements.
-     Develop  tire-hauling  infrastructure.
-     Contact  major  tire  dealers.
-     Contact  major  new  car  dealerships.
-     Recruit  General  Manager  for  Nevada  Sand  Pit  operation.

1. The Company hereby retains the services of the Consultant for a period of six (6) months and terminating on ________________. (a) In consideration of the services to be performed hereunder, the Consultant shall receive the fee of the Company's common stock registered under S-8 filing for a total of 400,000 (four hundred thousand) shares, to be deemed payable in full and shall be issued and delivered to the Consultant on the first day of the signing of this Agreement. As additional consideration, The Rubber Technologies International Inc. herby issues: (a) a warrant to purchase 200,000 (two hundred thousand) shares of common stock registered under S-8 at a price of $0.25 per share, and
(b) a warrant to purchase 200,000 (two hundred thousand) shares of common stock registered under an S-8 filing at a price of $0.35 per share. These warrants are to be exercised within one year of the signed date of this contract.

2. The Consultant shall, employ their best efforts, to assist the Company by providing management and business strategy consulting services.

3. The Consultant shall be independent contractors and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude consultants from pursuing other consulting or design and development projects.

4. The Consultant and the Company, including any persons or entities acting for or on their behalf as agents or individuals, hereby indemnify and hold harmless the other party against any loss, claim, damage or liability whatsoever (including reasonable attorney's fees and expenses) arising from their errors in judgment, omissions or commissions of any kind, mistakes or misstatements of facts or losses occurred.

5. This Agreement shall be binding upon the Company and the Consultant and their successors and assigns.

6. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including without limitation, each of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

7. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

8. This Agreement may be executed in one or more counterparts, each of which shall for all purposes are deemed to be an original but all of which shall constitute one and the same Agreement.

9. The Parties agree that should any dispute arise in the administration of this Agreement, that the Agreement shall be governed and construed by the Laws of the State of Nevada.

10. This Agreement contains the entire Agreement between the Parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the Parties.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.




/s/ Trevor Webb
Trevor  Webb,  President
Rubber  Technologies  International,  Inc.



/s/ Bryan J. Egan
Bryan  J.  Egan
Consultant